Exhibit 99.1

Press Release

ASTRATA GROUP CHANGES REVENUE RECOGNITION POLICY FOR CURRENT
FISCAL YEAR

ASTRATA to Restate Its First and Second Quarters to Reflect New Policy

Costa Mesa, CA, Jan. 14, 2008, Astrata Group (OTCBB:ATTG) announced today that it has changed its revenue recognition policy for the current fiscal year.

The company will apply the policy to its three and nine-month periods, ended November 30, 2007.

Since Astrata had not previously recognized revenue under a “classified” homeland security contract valued at approximately $93.5 million,  it will restate its financial results for the three and six-month periods, ended May 31, 2007 and August 31, 2007, respectively.

The company said that interested parties are directed to review Astrata’s report Form 8-K as filed with the Securities and Exchange Commission in this connection.

About Astrata Group, Inc.
Astrata Group, Inc., (OTC BB: ATTG) is a US publicly listed company.  Astrata is focused on advanced location-based IT services and solutions (telematics) that combine GPS positioning, wireless communications (satellite or terrestrial) and geographical information technology, which together enable businesses and institutions to monitor, trace as well as control the movement and status of machinery, vehicles, personnel or other assets.  Astrata has designed, developed, manufactured and currently supports seven generations of telematics systems with units deployed worldwide.

Astrata has offices throughout the world including the United States, Europe and Asia.  For further information please visit www.astratagroup.com.

Certain statements in this press release that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements may be identified by the use of words such as “anticipate, “believe,” “expect,” “future,” “may,” “will,” “would,” “should,” “plan,” “projected,” “intend,” and similar expressions.  Such forward-looking statements, involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Astrata Group Incorporated (the “Company”) to be materially different from those expressed or implied by such forward-looking statements.  The Company’s future operating results are dependent upon many factors, including but not limited to: (i) the Company’s ability to obtain sufficient capital or a strategic business arrangement to fund its current operational or expansion plans; (ii) the Company’s ability to build and maintain the management and human resources and infrastructure necessary to support the anticipated growth of its business; (iii) competitive factors and developments beyond the Company’s control; and (iv) other risk factors discussed in the Company’s periodic filings with the Securities and Exchange Commission, which are available for review at www.sec.govunder “Search for Company Filings.

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